Exhibit 99.1

It’s a Fiesta on MN1

HOUSTON (Aug. 18, 2006): Curt Glowacki, CEO of Mexican Restaurants, Inc. (NASDAQ: CASA), will be featured live on Market News First (www.mn1.com) for an exclusive interview with the MN1 radio team. The interview is slated for Aug. 21, 2006 at 11:30 a.m. CDT.

Glowacki will discuss the recent acquisition with Mission Burritos, a two-unit, Houston-based restaurant company, and related assets for $725,000 in cash.

“Mission Burritos is an exciting and successful concept that has earned an almost cult-like following with the Houston area residents and visitors alike,” Glowacki said. “It gives us an entry into the growing fast-casual dining segment, adding great value to our company and shareholders.

Mexican Restaurants (CASA) operates and franchises Mexican-theme restaurants featuring various elements associated with the casual dining experience under the names Casa Ole, Monterey’s Tex-Mex Café, Monterey’s Little Mexico, Tortuga Mexican Kitchen, La Senorita, Crazy Jose’s and Mission Burritos.

The company operates 82 restaurants (63 company-owned, franchises 18 restaurants, and licenses one restaurant) in various communities across Texas, Louisiana, Oklahoma and Michigan.

To learn more about the Mexican Restaurant business, log onto MN1.com Aug. 21, 2006 at 11:30 a.m. CDT.

About MN1.com

Market News First is an online, market news provider that brings investors current news on the market. Market News First is the only online, live radio web site that brings real market news to investors and features live interaction with companies from the Bulletin Board to NYSE.

Through daily, live interviews, we bring you up to date on all the established companies and inform the investors of the newest opportunities within the market. Market News First offers one-on-one interviews with the presidents and CFOs of companies to deliver answers to the questions that investors may ask and provides them insight into the companies’ present condition and future plans.